Exhibit 10.2

SEPARATION AGREEMENT

This is a SEPARATION AGREEMENT (the “Agreement”) between CHRISTOPHER CARLTON (“Carlton”), a Florida resident, and SRI/SURGICAL EXPRESS, INC. (the “Company”), a Florida corporation.

Background

Carlton is resigning from the Company’s Board of Directors and his positions as President and Chief Executive Officer of the Company. This Agreement provides for the Company to provide specified severance benefits to Carlton as part of his resignation from the Company.

Operative Terms

Carlton and the Company agree as follows:

1. Resignation; Separation Compensation. Carlton resigns from the Company’s Board of Directors and his positions as President and Chief Executive Officer of the Company, effective February 5, 2007 (the “Termination Date”). Through the first anniversary of this Agreement, the Company shall continue to pay to Carlton his base salary, at Carlton’s base salary level in effect on the date of this Agreement. These salary continuation payments shall be made on the Company’s regular pay days. Carlton shall receive, in full satisfaction of any other rights he may have, a lump sum payment of $36,000 to be added to the first salary continuation payment. The foregoing payments will be subject to applicable tax withholding and other deductions. The Company shall also pay any outstanding expense reimbursements that it owes, in accordance with its expense reimbursement policy.

2. Benefits. Through the first anniversary of this Agreement, the Company shall fund Carlton’s continued participation in the Company’s group medical and dental programs pursuant the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA). Carlton is responsible for making an effective election to continue coverage under the group medical and dental programs, in accordance with COBRA, and Carlton understands that if he fails to do so, his coverage will terminate; however, a failure by Carlton to elect COBRA coverage will not constitute a breach of this Agreement. Carlton acknowledges that he owns the stock and option rights set forth in Schedule B, that he does not own any other equity or option rights with respect to the Company, that his unvested stock options have expired, that he has 90 days from the Termination Date within which to exercise vested options, and that any vested options not so exercised will expire 90 days after the Termination Date. As of the date of this Agreement, Carlton will no longer be eligible to participate in any other benefit programs offered to employees by the Company, including without limitation vacation, 401(k) plan, short-term and long-term disability, travel and accident, and independent life insurance programs. The Company will match dollar for dollar Carlton’s expenditures for outplacement services, up to a limit of $2,500 total incurred by the Company.

3. Benefits of the Agreement. Carlton acknowledges that he would not be entitled to the severance benefits described in Sections 1 and 2 of this Agreement in the absence of his signing this Agreement. All of these severance benefits are conditioned on Carlton’s performance of all of his obligations under this Agreement and the obligations and covenants of the Employment Agreement incorporated into this Agreement by Section 5 of this Agreement.

4. Carlton’s Full General Release of Claims against the Company. Carlton, for himself and for his heirs, successors, and assigns, irrevocably and unconditionally releases and forever discharges the Company, its subsidiaries and affiliates, and all of their successors, assigns, officers, directors, representatives, agents, employees, associates and all other persons acting for or on behalf of them, from all claims, complaints, liabilities, agreements (other than pursuant to this Agreement), damages, costs, debts, and expenses of any kind, whether known or unknown, including all claims in connection with Carlton’s employment with the Company, including without limitation, any claim for continued or future employment or for payment of wages or salary, or any other payment, pursuant to any agreement, whether written or unwritten, or arising out of any employment relationship with the Company. Without limitation, Carlton releases and waives all claims under Title VII of the Civil Rights Act of 1964, as amended (42 U.S. C. § 2000e, et seq.); the Civil Rights Acts of 1866, 1871 and 1991, all as amended; 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, as amended (29 U.S.C. § 2601, et seq.); the Americans With Disabilities Act, as amended (42 U.S.C. § 12101, et seq.); the Rehabilitation Act of 1973, as amended (29 U.S.C. § 793-94); the Fair Labor Standards Act, as amended (29 U.S.C. § 201, et. seq.); the Equal Pay Act of 1963, as amended (29 U.S.C. § 206); the Employee Retirement Income Security Act, as amended (29 U.S.C. § 1001, et seq.); the Consolidated Omnibus Budget Reconciliation Act of 1985 (29 U.S.C. § 1161, et seq.); the Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.); the Older Workers Benefit Protection Act of 1990 (29 U.S.C. § 623); Chapter 760 of the Florida Civil Rights Act of 1992, as amended; the Florida General Labor Regulations, as amended; and any similar local ordinance; workers’ compensation statutes; and any other applicable federal, state or local statute, rule, regulation or ordinance relating to discriminatory hiring or employment practices or civil rights laws based on protected class status; common law claims, including claims of intentional or negligent infliction of emotional distress, negligent hiring, breach of a covenant of good faith and fair dealing, promissory estoppel, negligence or wrongful termination of employment; and all other claims of any kind, including but not limited to any claims for attorneys’ fees.

5. Confidentiality and Other Obligations. Carlton agrees that he will not, at any time, use for any reason or in any manner any of the Company’s trade secrets or other confidential information relating to the Company’s business or financial affairs, including the name of any customer or supplier or the business plans, methods, processes, and operating procedures of the Company, and reconfirms his obligations and covenants set forth in Sections 5, 6 and 7 of the Employment Agreement, which obligations and covenants are incorporated herein by reference. The Company confirms that the “blackout period” governing sales of stock by Carlton will expire three days following its filing of its Form 10-K for its fiscal year 2006.

6. Cooperation. As reasonably requested by the Company, Carlton shall cooperate and consult with the Company in connection with its pending litigation and other legal proceedings, as well as any transition of projects. Carlton shall not receive any more compensation for this cooperation and consulting, but the Company shall pay reasonable out-of-pocket expenses that it approves in advance. Carlton will refer to the Company (and not personally make any comment in response to) any press inquiries regarding the circumstances of his resignation. Except for the press release issued on the Termination Date, the Form 8-K filed with the Securities and Exchange Commission on the Termination Date, and other disclosures required by its disclosure obligations under applicable law, the Company shall not make any public announcements referencing Carlton. The Company shall provide Carlton with a “neutral” reference that addresses his last position with the Company, his tenure with the Company, and his last salary. Carlton may retain his laptop computer, provided that he eliminates all material on the computer relating to the Company. He may also retain his Blackberry hand held device, provided that he assumes responsibility for charges that are incurred after the Termination Date.

7. Carlton’s Review of this Agreement; Legal Counsel. Carlton acknowledges that he has read each section of this Agreement and understands his rights and obligations. Carlton has had an opportunity to consult with his attorney before signing this Agreement and confirms that his signature on this Agreement is knowing and voluntary. The Company shall reimburse Carlton for up to $2,000 of out of pocket legal fees that Carlton incurs to pay for review of this Agreement. Carlton has been given 21 days within which to consider this Agreement. Each party to this Agreement acknowledges that Zinober & McCrea, P.A. acted as counsel to the Company in this transaction.

8. Costs and Expenses with Respect to this Agreement. Carlton and the Company shall bear their own costs and expenses expended in connection with this Agreement.

9. Complete Agreement. This Agreement (including the obligations and covenants of the Employment Agreement incorporated into this Agreement by Section 5 of this Agreement) records the final, complete and exclusive understanding between the parties with respect to the transactions described in it and supersedes any prior or contemporaneous agreement, understanding or representation, oral or written, by any of them.

10. Execution and Effective Date. The parties may execute this Agreement in counterparts. Each executed counterpart will be considered an original document and all executed counterparts, together, will constitute the same Agreement. Carlton may revoke this Agreement for a period of seven days following its execution (the “Revocation Period”). This Agreement shall not become effective or enforceable until the Revocation Period has expired. Unless Carlton revokes this Agreement during the Revocation Period, upon expiration of the Revocation Period, this Agreement shall become effective and enforceable.

11. Amendment and Assignment. An amendment or modification of this Agreement or any provision of it will be valid and effective only if it is in writing and signed by each party to this Agreement. This Agreement is not assignable by either party without the prior written consent of the other party, and any attempted assignment by either party without the prior written consent of the other party will be invalid and unenforceable.

12. Legal Proceedings; Governing Law. Each party to this Agreement (a) consents to the personal jurisdiction of the state and federal courts having jurisdiction in Hillsborough County, Florida (b) stipulates that the proper, exclusive, and convenient venue for any legal proceeding arising out of this Agreement is Hillsborough County, Florida, for state court proceedings, and (c) waives any defense, whether asserted by a motion or pleading, that Hillsborough County, Florida, or the Middle District of Florida, Tampa Division, is an improper or inconvenient venue. CARLTON KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES THE RIGHT TO A JURY TRIAL IN ANY LAWSUIT BETWEEN CARLTON AND THE COMPANY WITH RESPECT TO THIS AGREEMENT.

In any mediation or litigation (including appellate proceedings) arising out of this Agreement, the losing party shall reimburse the prevailing party, on demand, for all costs and expenses (including legal fees, costs, and expenses) that are incurred by the prevailing party as a result of the mediation or litigation. The laws of the State of Florida and the federal laws of the United States of America, excluding the laws of those jurisdictions pertaining to the resolution of conflicts with laws of other jurisdictions, govern the validity, construction, enforcement, and interpretation of this Agreement.

13. Notices. Unless this Agreement expressly permits it to be given orally, every demand, notice, consent, or approval required or permitted to be given by a party under this Agreement will be valid only if it is (a) in writing (whether or not the applicable provision of this Agreement states that it must be in writing), (b) delivered personally or by telecopy, commercial courier, or first class, postage prepaid, United States mail (whether or not certified or registered and regardless of whether a return receipt is requested or received by the sender), and (c) addressed by the sender to the intended recipient as follows:

(a)	If to the Company:

SRI/Surgical Express, Inc.
12425 Racetrack Road
Tampa, Florida 33626
Attention: Wally Ruiz

with a copy to:

Zinober & McCrea, P.A.
201 East Kennedy Boulevard
Suite 800
Tampa, Florida 33602
Attention: Peter W. Zinober

(b)	If to Christopher Carlton:

Christopher Carlton
9241 Silverthorn Road
Largo, Florida 33777

or to such other address as the intended recipient may designate by notice given to every other party to this Agreement in the manner provided in this Section. A validly given demand, notice, consent, or approval will be effective on the earlier of its receipt by personal delivery or by telecopy or commercial courier. Each party to this Agreement shall promptly notify every other party of any change in its mailing address.

EXECUTED: As of February 5, 2007.

SRI/SURGICAL EXPRESS, INC.,
a Florida corporation

By:	/s/ N. John Simmons, Jr.
Name:	N. John Simmons, Jr.
Title:	Chairman

/s/ CHRISTOPHER CARLTON
CHRISTOPHER CARLTON, individually

Schedule B

Grant Date	Plan	Grant Type	Option Price	Exercisable
12/1/04	1998 Plan	Incentive Stock Option	$5.31	37,664
12/1/04	1998 Plan	Non-Qualified Stock Option	$5.31	2,336

Exercise of the foregoing options is subject to the terms of the Company’s 1998 Stock Option Plan, as amended, and the Stock Option Agreement dated December 1, 2004, between the Company and Carlton. Carlton acknowledges that these options will not be exercisable after 90 days following the Termination Date. All other stock options are forfeited.

Grant Date	Plan	Grant Type	Vested and Owned
1/17/06	2004 Plan	Restricted Stock	7,000

All other restricted stock grants are unvested and forfeited.